Exhibit 8.2
               State Tax Opinion of Blado, Stratton & Kiger, P.S.

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                 [LETTERHEAD OF BLADO, STRATTON & KIGER, P.S.]

                                                                 August 12, 2003

Boards of Directors
Rainier Pacific Savings Bank
Rainier Pacific Financial Group, Inc.
3700 Pacific Highway East,
Suite 200
Fife, WA 98424

          RE: Washington Tax Consequences Relating to Proposed Holding Company Conversion of Rainier Pacific Savings Bank

To the Boards of Directors:

         In accordance with your request, set forth herein is the opinion of this firm relating to Washington tax consequences of (i) the proposed conversion of Rainier Pacific Savings Bank (the "Bank") from a Washington-chartered mutual savings bank to a Washington-chartered stock savings bank (the "Converted Bank") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by a parent holding company formed at the direction of the Board of Directors of the Bank and to be known as Rainier Pacific Financial Group, Inc. (the "Holding Company") (collectively, the "Stock Conversion"), pursuant to a Plan of Conversion (the "Plan").

         You have previously received the August 12, 2003 opinion of Breyer & Associates PC regarding the federal income tax consequences of the Stock Conversion to the Bank, the Converted Bank, the Holding Company and the deposit account holders of the Bank under the Internal Revenue Code of 1986, as amended (the "Code"). The federal tax opinion concludes, inter alia, that the proposed transactions qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code.

      The State of Washington does not have a state income tax per se, but relies instead for its revenue on other types of taxes. These other taxes primarily include property taxes, retail sales/use taxes, and business and occupation taxes. Money, credits, accounts, bonds, stocks, and shares of private corporations, along with various other intangibles, are expressly exempted from ad valorem (property) taxation, under RCW 84.36.070. Through reasoning similar to that employed by the federal taxing authority in the case of exchanges described in under Code Section 351, the State of Washington, Department of Revenue, takes the position, in WAC 458-20-106, that the retail
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Board of Directors
Rainier Pacific Savings Bank
Rainier Pacific Financial Group, Inc.
August 12, 2003
Page 2
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sales/use tax does not apply to a transfer of capital to a corporation in exchange for stock therein. Likewise, the business and occupation ("B&O") tax does not apply to "casual or isolated sales" under WAC 458-20-106, which are defined as "sales[s] made by a person who is not engaged in the business of selling the type of property involved." Because Rainier Pacific Financial Group, Inc. is not in the business of selling shares of stock in itself, we are of the opinion that issuance of shares of stock in exchange for capital contributions fits within this definition, and is, therefore, a casual or isolated sale not subject to the B&O tax.

      Based upon the facts and circumstances attendant to the proposed reorganization, as they have been related to us via the Breyer & Associates PC opinion letter referred to above, it is our opinion that, under the laws of the State of Washington, no adverse tax consequences will be incurred by either the Bank or its depositors as a result of the implementation of the transactions contemplated by the Plan.

      No opinion is expressed on any matter other than state tax consequences which might result from the implementation of the Stock Conversion.

      We hereby consent to the filing of this opinion with the Washington Department of Financial Institutions, Division of Banks, and the Federal Deposit Insurance Corporation as an exhibit to the Application for Approval of Conversion.

      We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-1 and to the reference on our firm in the Prospectus, which is a part of the Registration Statement, under the headings "Rainier Pacific Bank's Conversion - Effects of the Conversion - Tax Effects of the Conversion" and "Legal and Tax Opinions."

                                        Very truly yours,

                                        BLADO, STRATTON & KIGER, P.S.

                                        /s/ Jonathon W. Blado

                                        Jonathon W. Blado
                                        Attorney at Law

JWB/kc
cc: Breyer & Associates PC